Exhibit (c)(10)


                 Resolution of Conrail Inc.
                     Board of Directors

                      November 4, 1996

Rights Agreement

          RESOLVED that, the Board of Directors (including a majority of Continuing Directors (as such term is defined in the Rights Agreement referred to below) finds it advisable and in the best interests of the Corporation that the Board of Directors (including a majority of Continuing Directors) determine, and it hereby so determines, in accordance with
Section 3(a)(ii) of the Rights Agreement dated as of July 19, 1989, as amended, between the Corporation and The First Chicago Trust Company of New York, as the Rights Agent (the "Rights Agreement"), that the Distribution Date (as such term is defined in the Rights Agreement) shall be the close of business on the tenth day after the Shares Acquisition Date (as such term is defined in the Rights Agreement) (i.e., the same date as would have been the Distribution Date under Section 3(a)(i) of the Rights Agreement) for all purposes under the Rights Agreement, including without limitation Sections 23 and 27 thereof.